As filed with the Securities and Exchange Commission on November 2, 2020

Registration No. 333-216571

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Shiloh Industries, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	51-0347683
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

880 Steel Drive

Valley City, Ohio 44280

(Address of principal executive offices-zip code)

(330) 558-2600

(Registrant’s telephone number, including area code)

Amy Floraday

Vice President, Legal and Corporate Secretary

47632 Halyard Drive

Plymouth, Michigan 48170

(734) 738-1311

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

Shiloh Industries, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to remove from registration any issued and unsold shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), unissued and unsold shares of Common Stock, preferred stock, debt securities and warrants, and any other securities issuable by the registrant pursuant to the Registration Statement on Form S-3, File No. 333-216571 filed with the Securities and Exchange Commission (the “Commission”) on March 9, 2017, as amended by Amendment No. 1, filed with the Commission on March 22, 2017 (the “Registration Statement”).

On August 30, 2020, the registrant and each of its domestic subsidiaries filed voluntary petitions for relief (the “Chapter 11 Petitions”) under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. As a result of the Chapter 11 Petitions, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant to remove from registration, by means of a post-effective amendment, any securities that have been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Michigan, on November 2, 2020.

SHILOH INDUSTRIES, INC.

By:	/s/ Amy Floraday

Name:	Amy Floraday
Title:	Vice President, Legal and Corporate Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.